Exhibit 99.1

Friday, April 18, 2008 Chino, CA For Immediate Release

Chino Commercial Bank Given Premier Performing Recognition

Chino California….Chino Commercial Bank was recently recognized by The Findley Reports on Financial Institutions by receiving Findley’s rating of “Premier Performance” for the 2007 fiscal year. The Bank, which has branches in Chino and Ontario, received the recognition from Findley for its financial and operational performance during the 2007 year, including Profitability and Loan performance.

Dann H. Bowman, President and CEO stated, “During what may otherwise be described as difficult times, we are very pleased to receive the rating of “Premier Performance” for the year 2007. We were fortunate in not having participated in Sub-prime mortgage loan originations, and as a result we have not experienced many of the loan problems suffered by some other lenders. There are times when being small and local may actually have its advantages.”

Chino Commercial Bank was opened September 1, 2000, after having completed its initial public offering of common stock at a (split adjusted) price of $6.66 per share. The Bank’s stock closed on Friday (4/18/08) at $20.00 per share. The Bank’s stock trades under the ticker symbol “CCBC.”

Contact: Dann H. Bowman, President and CEO or Sandra F. Pender, Vice President and CFO, Chino Commercial Bank, N.A., 14345 Pipeline Avenue, Chino, Ca. 91710, (909) 393-8880.